Contact: C. Doniele Kane, 816-983-1372, dkane@kcsouthern.com

Kansas City Southern Announces Operations Management Changes

Kansas City, Mo., August 12, 2009 – Kansas City Southern (KCS) (NYSE:KSU) announced today that David R. Ebbrecht, former vice president transportation of The Kansas City Southern Railway Company (KCSR), will direct the operations of KCSR. In a news release issued by KCS on July 24, 2009, the company announced that Mr. Ebbrecht had accepted the position of senior vice president operations of Kansas City Southern de Mexico, S.A. de C.V. (KCSM).

Mr. Ebbrecht will remain in the United States as senior vice president operations and continue to direct KCSR’s rail operations as a result of the departure of Scott E. Arvidson, KCSR’s former executive vice president and chief operating officer. Mr. Ebbrecht will report to David L. Starling, president and chief executive officer of KCSR and president and chief operating officer of KCS.

William H. Nolen, senior vice president operations of KCSM will remain in this role and direct the operations of KCSM. He will continue to report to Jose G. Zozaya, president and executive representative of KCSM.

“Dave and Bill will continue to coordinate the operations of our two primary rail subsidiaries to improve the operational efficiencies between the two railroads,” said Mr. Starling. “We are fortunate to have qualified, proven leaders to continue to lead KCSR’s and KCSM’s operations in this time of transition.”

Headquartered in Kansas City, MO., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is KCSR, serving the central and south central U.S.  Its international holdings include KCSM, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

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